Exhibit 10.74

[Execution]

FOURTH AMENDMENT AND JOINDER TO

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT AND JOINDER TO REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”), with an effective date of August 23, 2018, is entered into by and among QUANTUM CORPORATION, a Delaware corporation (“Quantum”), QUANTUM LTO HOLDINGS, LLC, a Delaware limited liability company (“Quantum LTO” and together with Quantum and each other Person joined to the Credit Agreement as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), the financial institutions which are now or which hereafter become a party to the Credit Agreement as lenders (collectively, the “Lenders” and each a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for the Lenders (in such capacity, together with its successors and assigns, “Agent”).

RECITALS

A. Agent, the Lenders and the Borrowers are parties to that certain Revolving Credit and Security Agreement, dated as of October 21, 2016, as amended by the First Amendment to Revolving Credit and Security Agreement, dated as of April 19, 2017, the Second Amendment to Revolving Credit and Security Agreement, dated as of November 6, 2017, and the Third Amendment to Revolving Credit and Security Agreement, dated as of February 14, 2018 (as amended hereby and as the same may be further amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), pursuant to which the Lenders have made and may hereafter make certain loans and have provided and may hereafter provide certain financial accommodations to the Borrowers.

B. Quantum has notified Agent and Lenders that Quantum has formed Quantum LTO as a wholly-owned Subsidiary on or about August 17, 2018 and, pursuant to Section 7.12 of the Credit Agreement, requests that Quantum LTO join the Credit Agreement as a Borrower and become jointly and severally liable for the obligations of the other Borrowers thereunder and under the Other Documents and grant to Agent, for its benefit and for the ratable benefit of each Lender and each other Secured Party, a security interest in its Collateral to secure the Obligations.

C. The Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement as set forth herein, and Agent and the Lenders have agreed to make such amendments, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions.

(a) Interpretation. Capitalized terms used herein and not defined shall have the meanings given to such terms in the Credit Agreement.

(b) New Definitions. The following defined terms are hereby added to Section 1.2 of the Credit Agreement in their proper alphabetical order:

“Beneficial Owner” shall mean, for each Loan Party, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Loan Party’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Loan Party.

“Certificate of Beneficial Ownership ” shall mean, for each Loan Party, the certificate in form and substance acceptable to Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Loan Party.

“Eligible Recurring Royalty Revenue Receivables” shall mean Receivables of a Borrower which satisfy all of the criteria of Eligible Receivables other than clause (a) of the definition thereof; provided that (a) such Receivables are owing from a Specified Recurring Royalty Revenue Customer and (b) such Receivables shall only be Eligible Recurring Royalty Revenue Receivables to the extent they constitute payments in respect of Recurring Royalty Revenue for the quarters ending June 30, 2018 and September 30, 2018.

“Fourth Amendment” shall mean the Fourth Amendment to Revolving Credit and Security Agreement, dated as of the Fourth Amendment Effective Date, by and among Agent, Lenders and the Borrowers.

“Fourth Amendment Effective Date” shall mean August 23, 2018.

“LIBOR Termination Date” shall have the meaning set forth in Section 3.8.2(a) hereof.

“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

“Recurring Royalty Revenue Borrowing Period” shall mean the period commencing on the Fourth Amendment Effective Date and ending on the earlier of (x) December 15, 2018 and (y) the date of receipt by Borrowers of the payment in respect of the Recurring Royalty Revenue from the Specified Recurring Royalty Revenue Customers for the quarter ending September 30, 2018.

“Specified Recurring Royalty Revenue Customers” shall mean the following Customers of the Borrowers (together with their respective Affiliates): (a) Fuji, (b) Sony, (c) Maxell, and (d) any other Customer which Agent may approve after the Fourth Amendment Effective Date in its sole discretion.

(c) Amendments to Definitions.

(i) Alternate Base Rate. The definition of “Alternate Base Rate” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Alternate Base Rate’ shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.”

(ii) Alternate Source. The definition of “Alternate Source” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Alternate Source’ shall have the meaning set forth in the definition of “Overnight Bank Funding Rate”.”

(iii) EBITDA. The definition of “EBITDA” in Section 1.2 of the Credit Agreement is hereby amended by deleting clauses (c)(i), (c)(vi) and (c)(viii) of such definition in their entirety and replacing them with the following:

“(i) (x) extraordinary, unusual, or non-recurring non-cash costs, non-cash expenses and non-cash losses, and (y) extraordinary, unusual, or non-recurring cash costs, cash expenses and cash losses in an aggregate amount not to exceed $750,000 in any fiscal quarter, commencing with the fiscal quarter commencing on July 1, 2018,”

“(vi) service parts lower of cost or market adjustment up to an aggregate amount not to exceed $2,000,000 in any fiscal quarter,”

“(viii) reasonable transaction costs and expenses (whether or not capitalized through amortization): (A) incurred in connection with this Agreement and the Term Loan Agreement: (1) during the period from the Closing Date through and including the fiscal year ending on or about March 31, 2017 up to an aggregate amount not to exceed $750,000, and (2) in addition to, but without duplication of, the transaction costs and expenses described in clauses (B) and (C) below, during any fiscal year ending thereafter up to an aggregate amount not to exceed $500,000 in any fiscal year, (B) actually incurred in connection with the Second Amendment, the Third Amendment, the Fourth Amendment and the corresponding amendments to the Term Loan Agreement and the Intercreditor Agreement (other than, for the avoidance of doubt, any costs and expenses incurred in connection with the Repayment Transaction (as defined in the Fourth Amendment)); and (C) actually incurred in connection with the warrants issued to the Term Loan Lenders in connection with the amendments to the Term Loan Agreement executed and delivered in connection with the Second Amendment, the Third Amendment and the Fourth Amendment,”.

(iv) EBITDA. The definition of “EBITDA” in Section 1.2 of the Credit Agreement is hereby further amended by (x) deleting “and” appearing at the end of clause (c)(xviii) of such definition, (y) deleting “minus” appearing at the end of clause (c)(xix) of such definition and replacing it with “and”; and (z) inserting the following new clause (c)(xx) at the end of clause (c) of such definition:

“(xx) reasonable fees, costs and expenses incurred in connection with the SEC Inquiry and the Repayment Transaction (as defined in the Fourth Amendment) in an aggregate amount for all such fees, costs and expenses described under this clause (xx) not to exceed $4,000,000 in any fiscal quarter.”

(v) EBITDA. The definition of “EBITDA” in Section 1.2 of the Credit Agreement is hereby further amended by deleting clause (d) of such definition and replacing it with the following:

“(d) Reserved.”

(vi) Federal Funds Effective Rate. The definition of “Federal Funds Effective Rate” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Federal Funds Effective Rate’ shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) calculated by the Federal Reserve Bank of New York (or any successor), based on such day’s overnight federal funds transactions by depositary institutions, as determined in such matter as such Federal Reserve Bank (or any successor) shall set forth on its public website from time to time, and as published on the next succeeding Business Day by such Federal Reserve Bank as the “Federal Funds Effective Rate”; provided, if such Federal Reserve Bank (or its successor) does not publish such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.”

(vii) Fee Letter. The definition of “Fee Letter” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Fee Letter’ shall mean the Second Amended and Restated Fee Letter, dated as of the Fourth Amendment Effective Date, by and among Borrowers and Agent.”

(viii) Intercreditor Agreement. The definition of “Intercreditor Agreement” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Intercreditor Agreement’ shall mean that certain Intercreditor Agreement, dated as of the Closing Date, as amended by Amendment No. 1 to Intercreditor Agreement, dated as of November 6, 2017, Amendment No. 2 to Intercreditor Agreement, dated as of February 14, 2018, and Amendment No. 3 to Intercreditor Agreement, dated as of the Fourth Amendment Effective Date, between Agent and Term Loan Agent, as the same may be further amended, modified, supplemented, renewed, restated or replaced in accordance with the terms thereof.”

(ix) LIBOR Rate. The definition of “LIBOR Rate” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘LIBOR Rate’ shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or (x) if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error), (y) if the LIBOR Rate is unascertainable as set forth in Section 3.8.2(i) hereof, a comparable replacement rate determined in accordance with Section 3.8.2 hereof), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.”

(x) Maturity Date. The definition of “Maturity Date” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Maturity Date’ shall mean January 31, 2019.”

(xi) Minimum PNC Qualified Cash Amount. The definition of “Minimum PNC Qualified Cash Amount” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Minimum PNC Qualified Cash Amount’ shall mean $5,000,000.”

(xii) Payment in Full; Paid in Full. The definition of “Payment in Full” and “Paid in Full” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Payment in Full’ or ‘Paid in Full’ shall mean (a) the final payment or repayment and satisfaction in full in immediately available funds of all of the Obligations, including without limitation all fees or charges that have accrued hereunder or under any Other Document and are unpaid and the obligations of the Loans Parties under Section 16.9 hereof (other than (i) contingent indemnification Obligations which pursuant to the express terms of this Agreement or any of the Other Documents survive the termination hereof or thereof but are not then asserted and are unknown, (ii) Obligations with respect to any Lender-Provided Hedge with respect to which the counterparty providing such Lender-Provided Hedge has agreed that such Lender-Provided Hedge may remain outstanding, and (iii) Obligations with respect to any Cash Management Products and Services with respect to which the Person providing such Cash Management Products and Services has agreed that such Cash Management Products and Services may remain outstanding), (b) the receipt by Agent of cash collateral in order to secure any contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, and (c) the termination of this Agreement and all of the Commitments of the Lenders. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue as if such payment or proceeds had not been received by Agent or such Lender.”

(xiii) Pledge Agreement. The definition of “Pledge Agreement” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Pledge Agreement’ shall mean the Collateral Pledge Agreement, dated as of the Closing Date, by Quantum in favor of Agent, as amended by the Pledged Collateral Addendum, dated as of the Fourth Amendment Effective Date, between Quantum and Agent, and any other pledge agreement executed and delivered by any Loan Party or other Person in favor of Agent to secure the Obligations.”

(xiv) Term Loan Agreement. The definition of “Term Loan Agreement” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Term Loan Agreement’ shall mean the Term Loan Credit and Security Agreement, dated as of the Closing Date, as amended by the First Amendment to Term Loan Credit and Security Agreement, dated as of April 19, 2017, the Second Amendment to Term Loan Credit and Security Agreement, dated as of November 6, 2017, the Third Amendment to Term Loan Credit and Security Agreement, dated as of February 14, 2018, and the Fourth Amendment to Term Loan Credit and Security Agreement, dated as of the Fourth Amendment Effective Date, by and among Term Loan Agent, Term Loan Lenders and the Loan Parties, as the same may be further amended, modified, supplemented, renewed, restated or replaced from time to time.”

2. Amount of Revolving Advances. Section 2.1(a) of the Credit Agreement is hereby amended by deleting the first sentence of such Section in its entirety and replacing it with the following:

“(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement, each Lender holding a Revolving Commitment, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the result of the following (hereinafter, the “Formula Amount”):

(i) the sum of (A) up to 90% of Eligible Receivables (other than Eligible Extended Terms Receivables and Eligible Recurring Royalty Revenue Receivables) and (B) up to 90% of Eligible Insured Foreign Receivables, plus

(ii) the lesser of (A) up to 90% of Eligible Extended Terms Receivables and (B) $4,000,000; plus

(iii) solely during the Recurring Royalty Revenue Borrowing Period, the lesser of (A) up to 75% of the estimated amount of Eligible Recurring Royalty Revenue Receivables as provided by the Specified Recurring Royalty Revenue Customers to the Borrowers and approved by Agent in its Permitted Discretion, and (B) $5,250,000; plus

(iv) the least of (A) up to 60% of the cost of the Eligible Inventory, (B) up to 85% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion), or (C) $17,500,000 in the aggregate at any one time, minus

(v) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(vi) such reserves as Agent may reasonably deem proper and necessary from time to time.”

3. Alternate Rate of Interest. Section 3.8 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“3.8 Alternative Rate of Interest 3.8.1 Basis for Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:(a) reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period;

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan;

(c) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(d) the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan, then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given prior to a LIBOR Termination Date (as defined below) or prior to the date on which Section 3.8.2(a)(ii) hereof applies, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 10:00 a.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.8.2 Successor LIBOR Rate Index.

(a) If Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section 3.8.1(a) hereof have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section 3.8.1(a) hereof have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or a Governmental Body having jurisdiction over Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then Agent may (in consultation with the Borrower) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement.

(b) Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of Agent, for the implementation and administration of the replacement index-based rate.

Notwithstanding anything to the contrary in this Agreement or the Other Documents (including, without limitation, Section 16.2), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(c) Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index.

(d) Until an amendment reflecting a new replacement index in accordance with this Section 3.8.2 is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to the LIBOR Rate; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Rate Loans shall automatically be converted to Domestic Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e) Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.”

4. Ownership and Location of Collateral. Section 4.4(b) of the Credit Agreement is hereby amended by deleting each reference to “the Closing Date” and replacing it with “the Fourth Amendment Effective Date”.

5. Appraisals. Section 4.7 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“4.7 Appraisals. Agent may, in its Permitted Discretion, at any time after the Closing Date and from time to time, (a) engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of the Loan Parties’ assets (including without limitation Inventory, Intellectual Property and the LTO Program) and (b) engage the services of an independent financial advisor, and such advisor shall at all times be granted by Borrowers and their Subsidiaries with full access to, and shall at all times have the right to audit, check and inspect, the books, records, audits, correspondence and all other papers relating to the operation of each Loan Party’s business. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrowing Agent as to the identity of any such firms; provided that it is agreed by the parties hereto that (x) Gordon Brothers Asset Advisors, LLC shall be deemed to be an acceptable firm for purposes of appraising the value of the LTO Program and (y) FTI Consulting, Inc. shall be deemed to be an acceptable financial advisor. In the event the value of the Loan Parties’ assets, as so determined pursuant to any such appraisal, is less than anticipated by Agent, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, the Borrowers shall make mandatory prepayments of then outstanding Revolving Advances so as to eliminate the excess Advances. All of the fees and out-of-pocket costs and expenses of any appraisals conducted pursuant to this Section 4.7 shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers. Notwithstanding the foregoing, (i) no more than two (2) appraisals of Inventory and no more than two (2) appraisals of Intellectual Property (which may include, without limitation, an appraisal of the LTO Program) shall be conducted at the expense of the Borrowers during any consecutive twelve (12) month period, and (ii) if an Event of Default shall exist, then notwithstanding anything to the contrary in the foregoing clause (i), there shall be no limitation on the number or frequency of appraisals which may be conducted at the expense of the Borrowers.”

6. Deposit Accounts. Section 4.8(j) of the Credit Agreement is hereby amended by deleting the reference to “the Closing Date” and replacing it with “the Fourth Amendment Effective Date”.

7. Representations and Warranties

(a) Solvency; No Litigation. Sections 5.8(a) and (b) of the Credit Agreement are hereby amended by deleting each reference to “the Closing Date” and replacing it with “the Fourth Amendment Effective Date”.

(b) Intellectual Property. Section 5.9 of the Credit Agreement is hereby amended by deleting the reference to “the Closing Date” and replacing it with “the Fourth Amendment Effective Date”.

(c) Business and Property of the Loan Parties. Section 5.18 of the Credit Agreement is hereby amended by deleting the reference to “the Closing Date” in the second sentence of such Section and replacing it with “the Fourth Amendment Effective Date”.

(d) Certificate of Beneficial Ownership. Section 5.20 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“5.20 Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for each Loan Party on or prior to the Fourth Amendment Effective Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the Fourth Amendment Effective Date and as of the date any such update is delivered.”

(e) Equity Interests. Section 5.21 of the Credit Agreement is hereby amended by deleting the reference to “the Closing Date” and replacing it with “the Fourth Amendment Effective Date”.

(f) Letter of Credit Rights. Section 5.23 of the Credit Agreement is hereby amended by deleting the reference to “the Closing Date” and replacing it with “the Fourth Amendment Effective Date”.

8. Financial Covenants. Section 6.5 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“6.5 Financial Covenants.

(a) Reserved.

(b) Minimum EBITDA. Maintain as of the end of each fiscal quarter, EBITDA of Quantum and its Subsidiaries, on a consolidated basis, of not less than the amount set forth below for each fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Minimum EBITDA
September 30, 2018	$4,600,000
December 31, 2018	$8,500,000

(c) Reserved.

(d) Minimum PNC Qualified Cash. Maintain at all times PNC Qualified Cash in an amount of not less than the Minimum PNC Qualified Cash Amount.”

9. Affirmative Covenants. Article VI of the Credit Agreement is hereby amended by inserting the following new Sections 6.15, 6.16 and 6.17 to the end of such Article:

“6.15 Certificate of Beneficial Ownership and Other Additional Information. Provide to Agent and the Lenders, promptly upon request: (a) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Agent and Lenders; (b) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed; and (c) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with Applicable Laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.

6.16 LTO Program.

(a) Subject to Section 18(b) of the Fourth Amendment, ensure that (i) all of the rights and interests under, in and to the LTO Program, the Recurring Royalty Revenue, all Format Development Agreements and any other contracts related to the foregoing, and (ii) all Intellectual Property necessary to, and primarily used in, the LTO Program, are owned by, in the name of and registered under, as applicable, LTO Subsidiary; and

(b) Upon the occurrence of any Default or Event of Default, and at the reasonable request of Agent, promptly transfer to LTO Subsidiary any additional rights or interests relating to the LTO Program, including without limitation any Intellectual Property used in the LTO Program and any employees engaged in work relating to, or servicing, the LTO Program.

6.17 Repayment Transaction Status Report. Cause, no less frequently than once each week, the President or Chief Financial Officer of Quantum and the Investment Banker (as defined in the Fourth Amendment) to either (a) have a teleconference (at times during each such week that are mutually convenient for the Loan Parties and Agent) with Agent and each Lender that elects to participate in such teleconference to discuss the then current status of the Repayment Transaction (as defined in the Fourth Amendment) or (b) provide a written process update (which may be delivered via email) in reasonable detail regarding the current status of the Repayment Transaction (as defined in the Fourth Amendment).”

10. Negative Covenants. Article VII of the Credit Agreement is hereby amended by inserting the following new Section 7.20 to the end of such Article:

“7.20 Quantum LTO as a Special Purpose Vehicle. Permit Quantum LTO to incur any Indebtedness other than (a) the Obligations, (b) the guaranty of the Term Loan Indebtedness, and (c) liabilities arising in connection with the LTO Program in the ordinary course of business.”

11. Information as to Borrowers.

(a) Section 9.2 of the Credit Agreement is hereby amended by deleting clause (d) in the first sentence of such Section in its entirety and replacing it with the following:

“(d) promptly following Agent’s request, (i) the estimated amount of Eligible Recurring Royalty Revenue Receivables as provided by the Specified Recurring Royalty Revenue Customers to the Borrowers and (ii) such other schedules, documents, reports and/or information regarding the Collateral or the financial condition of the Loan Parties and their Subsidiaries as Agent may reasonably request”.

(b) Section 9.7 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“9.7 Annual Financial Statements. Furnish Agent (i) on or before January 31, 2019, for the fiscal year ending March 31, 2018, and (ii) within ninety (90) days after the end of each fiscal year ending thereafter, audited financial statements of Quantum and its Subsidiaries, on a consolidated basis and unaudited financial statements of Quantum and its Subsidiaries, on a consolidating basis (which shall consist of a balance sheet and statements of income, stockholders’ equity and cash flow), from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP, and in reasonable detail and audited by independent certified public accountants reasonably acceptable to Agent (the “Accountants”) and certified without qualification (except, with respect to the fiscal year ending March 31, 2018, (x) any qualification solely due to the projected, potential or possible failure to comply with any covenant under this Agreement or the Term Loan Agreement during the one year period following the date such certification is delivered or (y) a “ going concern” statement or qualification solely due to the impending maturity of the Obligations and the Term Loan Indebtedness). The reports described in this Section shall be accompanied by a Compliance Certificate.”

(c) Article IX of the Credit Agreement is hereby amended by inserting the following new Sections 9.19, 9.20 and 9.21 to the end of such Article:

“9.19 Weekly Information Report. Furnish Agent, weekly (no later than Thursday of each week (or, if Thursday is not a Business Day, on the next succeeding Business Day)) (a) an information report, in form to be mutually agreed upon by Quantum and Agent, which such report shall in any event include, without limitation, actual accounts payable aging for the prior week and actual cash receipts and cash disbursements for the prior week, and (b) Quantum’s quarterly revenue forecast, updated as of the Tuesday of such week (or, if Tuesday is not a Business Day, on the next succeeding Business Day), prepared in good faith based upon assumptions which the Borrowers believe to be reasonable in light of the conditions existing at the time of delivery thereof (collectively, each a “Weekly Information Report”).

9.20 Monthly Cash Flow Forecast Report. Furnish Agent, monthly (no later than ten (10) Business Days after the end of each month), a thirteen (13) week cash flow forecast, commencing as of the first day of the week in which it was delivered, prepared by Quantum and covering Quantum and its Subsidiaries on a consolidated basis, which cash flow forecast shall be in form and substance reasonably satisfactory to Agent and prepared in good faith based upon assumptions which the Borrowers believe to be reasonable in light of the conditions existing at the time of delivery thereof (each a “Cash Flow Forecast”).

9.21 Variance Report. Furnish Agent, weekly (no later than Friday of each week (or, if Friday is not a Business Day, on the next succeeding Business Day)), (a) commencing with the first full week after the first Cash Flow Forecast required pursuant to Section 9.20 hereof has been received, a variance report comparing the actual cash receipts and cash disbursements for the prior week to the forecasted results for such week as set forth in the most recently received Cash Flow Forecast and (b) a variance report comparing the quarterly revenue forecast from the most recently received Weekly Information Report to the quarterly revenue forecast from the immediately preceding Weekly Information Report.”

12. Events of Default.

(a) Financial Information. Section 10.3 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“10.3 Financial Information. Failure by any Loan Party to (a) furnish financial information when due under Sections 9.7, 9.9, 9.12, 9.13, 9.19, 9.20 or 9.21 of this Agreement, or (b) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms of Section 4.6 hereof;”.

(b) Noncompliance. Sections 10.5(a) and (b) of the Credit Agreement are hereby amended by deleting such Sections in their entirety and replacing them with the following:

“(a) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant contained in Sections 4.1, 4.2, 4.6, 4.8, 6.2 (solely if a Loan Party is not in good standing in its jurisdiction of incorporation or formation), 6.5, 6.6(a), 6.14, 6.16, any Section of Article VII (other than Section 7.16), or Sections 9.1, 9.2, 9.5(a) or 16.18 of this Agreement;

(b) failure or neglect of any Loan Party to perform, keep or observe any other term, provision, condition or covenant contained in Sections 4.4, 4.5, 4.7, 4.12, 6.3, 6.11, 6.15, 6.17, 9.4, 9.5(b), 9.6, 9.10, 9.11, 9.17 or 9.18 of this Agreement which is not cured within fifteen (15) days after the earlier of (x) knowledge of such failure or neglect by a Responsible Officer of any Loan Party or (y) the receipt by Borrowing Agent of written notice of such failure or neglect from Agent or any Lender (provided that such fifteen (15) day period shall not apply in the case of any failure or neglect to perform, keep or observe any term, provision, condition or covenant which is not capable of being cured at all or within such fifteen (15) day period); or”.

13. Notices. Section 16.6 of the Credit Agreement is hereby amended by deleting the addresses for notices to Agent and PNC and replacing them with the following:

“(A) If	to Agent or PNC at:

PNC Bank, National Association

One North Franklin Street, 25th Floor

Chicago, IL 60606

Attention: Relationship Manager

Facsimile: (312) 454-2919

with a copy to:

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174-0208

Attention: Michael J. Loesberg, Esq.

Facsimile: (212) 885-5001”

14. Exhibits and Schedules to Credit Agreement.

(a) The Schedules to the Credit Agreement are hereby amended as of the Fourth Amendment Effective Date as set forth on Schedule II attached hereto.

(b) Exhibit 1.2(b) to the Credit Agreement is hereby amended by deleting such Exhibit in its entirety and replacing it with Exhibit 1.2(b) attached hereto.

15. New Borrower Joinder. Quantum LTO has agreed to join the Credit Agreement as a Borrower pursuant to the terms hereof and thereof. Accordingly, each Loan Party hereby agrees as follows:

(a) Quantum LTO acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto, in each case as amended to date (including by this Amendment).

(b) Quantum LTO hereby acknowledges, agrees and confirms that, by its execution of this Amendment, Quantum LTO will become a party to the Credit Agreement and a “Borrower” for all purposes of the Credit Agreement and the Other Documents, and shall have all of the obligations of a Borrower thereunder as if it had originally executed the Credit Agreement and such Other Documents. Quantum LTO hereby ratifies, as of the Fourth Amendment Effective Date, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement and in the Other Documents applicable to the Borrowers and/or the Loan Parties, including without limitation (i) all of the representations and warranties set forth in Article V of the Credit Agreement, (ii) all of the affirmative covenants set forth in Article VI of the Credit Agreement, and (iii) all of the negative covenants set forth in Article VII of the Credit Agreement.

(c) Without limiting the generality of the foregoing, Quantum LTO hereby (i) assigns, pledges and grants to Agent, for its benefit and for the ratable benefit of each Lender and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located, to secure the prompt payment and performance to Agent and each Lender (and each other holder of any Obligations) of the Obligations, and (ii) unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations. In furtherance of the foregoing, Quantum LTO hereby authorizes Agent to file against it, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of Quantum LTO).

(d) Quantum LTO hereby agrees that at any time and from time to time, upon the reasonable request of Agent, it will execute and deliver such other and further agreements, documents and instruments and do such other further acts and things as Agent may reasonably request in order to effect the purposes of the joinder set forth in this Section. In addition, and in accordance with Article XV of the Credit Agreement, Quantum LTO hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request Advances, (iii) sign and endorse notes, (iv) execute and deliver all instruments, documents, applications, security agreements and all other agreements, documents, instruments, certificates, notices and further assurances now or hereafter required under the Credit Agreement or the Other Documents, (v) make elections regarding interest rates, and (vi) otherwise take action under and in connection with the Credit Agreement and the Other Documents, all on behalf of and in the name of Quantum LTO, and hereby authorizes Agent to pay over or credit all proceeds of Advances in accordance with the request of Borrowing Agent.

16. Representations and Warranties. In addition to the continuing representations and warranties heretofore or hereafter made by the Loan Parties to Agent and Lenders pursuant to the Credit Agreement and the Other Documents, each Loan Party hereby represents and warrants to Agent and each Lender as follows:

(a) each Loan Party has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder;

(b) this Amendment has been duly executed and delivered by each Loan Party;

(c) this Amendment constitutes the legal, valid and binding obligation of each Loan Party enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally;

(d) the execution, delivery and performance of this Amendment (i) are within each Loan Party’s corporate powers, as applicable, (ii) have been duly authorized by all necessary corporate action, as applicable, (iii) are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including without limitation the Term Loan Documents, (iv) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (v) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except (x) any Consents of any party to a Material Contract or any other Person (other than a Governmental Body) with respect to which the failure to obtain could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, (y) any immaterial Consents of any Governmental Body, or (z) those Consents set forth on Schedule 5.1 to the Credit Agreement, all of which will have been duly obtained, made or complied with prior to the Fourth Amendment Effective Date and which are in full force and effect on the Fourth Amendment Effective Date, and (vi) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any material agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including without limitation the Term Loan Documents;

(e) each Loan Party is duly formed or incorporated, as applicable, and in good standing under the laws of the state of its incorporation or formation, as applicable, and is good standing in such state and is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect;

(f) each of the representations and warranties made by any Loan Party in the Credit Agreement and the Other Documents, each as amended hereby, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof) as if made on the date of this Amendment and after giving effect to this Amendment and the transactions contemplated hereby, except to the extent that any such representation or warranty is made as of an earlier and/or specified date, in which case such representation or warranty shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof)) as of such earlier or specified date; and

(g) after giving effect to the transactions contemplated by this Amendment, on the date of this Amendment, no Default or Event of Default exists or has occurred and is continuing.

17. Conditions Precedent. The effectiveness of this Amendment is expressly conditioned upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

(a) Agent shall have received this Amendment, duly authorized, executed and delivered by each Loan Party;

(b) Agent shall have received, in each case in form and substance reasonably satisfactory to Agent, each of the documents set forth on Schedule I attached hereto, duly authorized, executed and delivered by the parties thereto (as applicable);

(c) Agent shall have received payment from Borrowers of all fees payable to Agent and Lenders on the Fourth Amendment Effective Date pursuant to the terms of the Fee Letter and all other fees, charges and disbursements of Agent and its counsel required to be paid pursuant to the Credit Agreement in connection with the preparation, execution and delivery of this Amendment;

(d) all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent and its counsel; and

(e) on the date of this Amendment and after giving effect to the provisions of this Amendment and the transactions contemplated hereby, no Default or Event of Default shall exist or have occurred and be continuing.

18. Conditions Subsequent.

(a) On or prior to August 30, 2018 (or such later date as Agent shall agree to in writing in its sole discretion), the Loan Parties shall deliver to Agent, in form and substance satisfactory to Agent, appropriate loss payable endorsements naming Agent as mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage of the Loan Parties referred to in clauses (i) and (iii) of Section 6.6 of the Credit Agreement, and providing (i) that all proceeds under such policies shall be payable to Agent,

(ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (iii) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice).

(b) On or prior to September 22, 2018 (or such later date as Agent shall agree to in writing in its sole discretion), Quantum shall (i) transfer to Quantum LTO all of its rights, title and interest under, in and to (x) the LTO Program, the Recurring Royalty Revenue, all Format Development Agreements and any other contracts related to the foregoing, and (y) all Intellectual Property necessary to, and primarily used in, the LTO Program and (ii) take all action that Agent may reasonably request in order to perfect Agent’s Lien upon, or to enable Agent to protect, exercise or enforce its rights in, the Collateral of Quantum LTO (including, but not limited to, executing and delivering an assignment of security interest in all of Quantum LTO’s Intellectual Property), in each case in form and substance reasonably satisfactory to Agent.

(c) Each Loan Party, will, and will cause each of its Subsidiaries to, comply with each of the Milestones (as defined below) set forth below on or prior to the applicable date for compliance indicated below with respect to such Milestone.

(d) Any failure by the Loan Parties to comply with the requirements of this Section shall constitute an immediate Event of Default.

19. Repayment Transaction and Related Milestones. The Loan Parties have notified Agent and the Lenders that the Loan Parties have retained Armory Securities, LLC (the “Investment Banker”) to pursue a refinancing or other transaction that results in the Payment in Full of all of the Obligations and the termination of the Credit Agreement and the Other Documents pursuant to the terms of a payoff letter reasonably acceptable to Agent (the “Repayment Transaction”) with one or more Potential Repayment Transaction Parties (as defined below). The Loan Parties hereby (i) authorize the Investment Banker to meet with Agent, Lenders, and each of their respective advisors (in person and telephonically), and provide to Agent such information and reports as Agent may request from time to time, and (ii) agree, at all times, to (x) continue to retain the Investment Banker for the purpose of effectuating the Repayment Transaction, (y) not interfere with the Investment Banker or with the performance of the Investment Banker’s responsibilities and (z) diligently pursue the Repayment Transaction and take all commercially reasonable steps to consummate the Repayment Transaction. In furtherance of the foregoing, the Loan Parties, will, and will cause each of their Subsidiaries to, comply with each of the milestones (the “Milestones”) set forth below (and failure by the Loan Parties to comply with any Milestone as of the date indicated below therefor (or such later date as Agent shall agree to in writing in its sole discretion) will constitute an immediate Event of Default):

(a) List of Potential Repayment Transaction Parties. On or before August 24, 2018 (or such later date as Agent shall agree to in writing in its sole discretion), Borrowers will provide to Agent a list of financial institutions and/or investors that Borrowers, in consultation with the Investment Bank, have identified as a potential financing source or transaction counterparty, as applicable, for the Repayment Transaction (each, a “Potential Repayment Transaction Party”); provided, that if negotiations cease with any Potential Repayment Transaction Party in respect of the Repayment Transaction, such financial institution or other third party shall no longer be considered a “Potential Repayment Transaction Party” for purposes of this Section;

(b) Distribution of “Teaser” and Non-Disclosure Agreement. On or before August 31, 2018 (or such later date as Agent shall agree to in writing in its sole discretion), Borrowers will cause the Investment Bank to distribute a “teaser” regarding the Loan Parties’ assets and businesses, and a non-disclosure agreement with respect to the Repayment Transaction, in each case in form and substance reasonably acceptable to Agent;

(c) Establishment of Data Site. On or before August 31, 2018 (or such later date as Agent shall agree to in writing in its sole discretion), Borrowers will cause the Investment Banker to (i) establish a data site with respect to the Repayment Transaction and (ii) permit each Potential Repayment Transaction Party which has executed a non-disclosure agreement, in form and substance reasonably satisfactory to the Borrowers (an “NDA”) to obtain access thereto;

(d) Distribution of CIM. On or before August 31, 2018 (or such later date as Agent shall agree to in writing in its sole discretion), Borrowers will cause the Investment Banker to distribute a confidential information memorandum, in form and substance reasonably acceptable to Agent, with respect to the Repayment Transaction to each Potential Repayment Transaction Party which has executed an NDA;

(e) Term Sheet. On or before October 15, 2018 (or such later date as Agent shall agree to in writing in its sole discretion), Borrowers will provide to Agent copies of one or more non-binding term sheets (at least one of which (i) shall contain reasonable and market diligence and closing conditions for a transaction of the type which would, if consummated, result in the consummation of the Repayment Transaction, and (ii) set forth the material economic terms of a proposed transaction which, if consummated, would be sufficient to result in the consummation of a Repayment Transaction (“Sufficient Terms”)); and

(f) Commitment Letter/Draft Documentation. On or before November 30, 2018 (or such later date as Agent shall agree to in writing in its sole discretion), Borrowers will provide to Agent either (i) executed copies of at least one binding commitment letter, setting forth Sufficient Terms and a reasonable timeline for closing of a Repayment Transaction on or prior to January 31, 2019, or (ii) copies of draft documentation that has been provided to the Borrowers by a Potential Repayment Transaction Party containing Sufficient Terms.

20. Reaffirmation. Each Loan Party hereby ratifies and reaffirms (a) all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each of the Other Documents to which it is a party, and (b) its grant to Agent of a security interest in the Collateral under the Credit Agreement and each of the Other Documents to which it is a party.

21. Acknowledgments. To induce Agent and Lenders to enter into this Amendment, Borrowers and each other Loan Party acknowledge that:

(a) as of the Fourth Amendment Effective Date, (i) Agent and Lenders have performed without default all obligations required of Agent and Lenders under the Credit Agreement and each of the Other Documents; and (ii) there are no disputes with or claims against Agent or Lenders, or any knowledge of any facts giving rise to any disputes or claims, related to the Credit Agreement or any of the Other Documents, including, without limitation, any disputes or claims or knowledge of facts giving rise thereto, that involve a breach or violation on the part of Agent or any Lender of the terms and conditions of the Credit Agreement or any of the Other Documents; and

(b) no Loan Party has any valid defense to the enforcement of their respective obligations set forth in the Credit Agreement, the Other Documents or this Amendment, as applicable, by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment.

22. Governing Law. This Amendment and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.

23. Effect of this Agreement. Except as expressly amended pursuant hereto, no other changes or modifications to the Credit Agreement or any of the Other Documents are intended or implied, and in all other respects, the Credit Agreement and each of the Other Documents is hereby specifically ratified, restated and confirmed by all parties hereto as of the date of this Amendment. To the extent that any provision of the Credit Agreement or any of the Other Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

24. Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

25. Further Assurances. The Loan Parties shall execute and deliver such further documents and take such further action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

26. Counterparts; Electronic Signature. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a .pdf image) shall be deemed to be an original signature hereto.

27. Release. In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, as of the date of this Amendment, both at law and in equity, which such Loan Party, or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in each case for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, any of the Other Documents or transactions thereunder or related thereto; provided that nothing contained herein shall release any Releasee from any Claims resulting from the gross negligence, willful misconduct or material breach of the Credit Agreement or any of the Other Documents by any Releasee as determined by a court of competent jurisdiction in a final non-appealable judgment or order or for any Claim arising with respect to obligations arising under this Amendment or the documents entered into as of the Fourth Amendment Effective Date.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS:	QUANTUM CORPORATION

	By:	/s/ J. Michael Dodson
	Name:	J. Michael Dodson
	Title:	Chief Financial Officer

QUANTUM LTO HOLDINGS, LLC

	By:	/s/ J. Michael Dodson
	Name:	J. Michael Dodson
AGENT AND LENDERS:	Title:	Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender

	By:	/s/ Daniela Piemonte
	Name:	Daniela Piemonte
	Title:	Assistant Vice President

[Signature Page to Fourth Amendment and Joinder to Revolving Credit and Security Agreement]